EXHIBIT 99.2

SUPERCHARGING THE UN-CARRIER®

INVESTOR FACTBOOK Q3 2020

2

3	Highlights
4	Customer Metrics
7	Financial Metrics
13	Capital Structure
14	5G Network Leadership
15	Merger & Integration
16	Guidance
17	Events & Contacts
18	Financial and Operational Tables

Unless otherwise noted, historical results for T-Mobile from the close of the merger (“Merger”) with Sprint Corporation (“Sprint”) on April 1, 2020 reflect the Merger transactions and are inclusive of the results and operations of Sprint, while historical results prior to April 1, 2020 do not reflect the Merger transactions and are inclusive of the results and operations of stand-alone T-Mobile only. As such, the year-over-year changes may not be meaningful as they are reflective of both the Merger as well as the combined company business performance as further detailed in this Investor Factbook.

3
T-Mobile Crosses 100 Million Total Customer Milestone and Raises Second Half 2020 Financial Guidance Across the Board with Strong Third Quarter 2020 Results

Industry-Leading Customer Growth
•Record-high 2,035,000 total net additions, best in industry
•Record-high 1,979,000 postpaid net additions, best in industry
•689,000 postpaid phone net additions, best in industry
•56,000 prepaid net additions
•Record-high 100.4 million total customers at the end of Q3 2020
Strong Financial Results Drive Guidance Raise Across the Board
•Total revenues of $19.3 billion and service revenues of $14.1 billion
•Net income(1) of $1.3 billion and diluted earnings per share (“EPS”) of $1.00
•Adjusted EBITDA(1) of $7.1 billion, raising H2 2020 guidance
•Net cash provided by operating activities of $2.8 billion, raising H2 2020 guidance
•Free Cash Flow(1) of $352 million, raising H2 2020 guidance
Delivering Merger Synergies Faster Than Expected
•Expect to deliver more than $1.2 billion of synergies in 2020
•15 percent of Sprint postpaid customer traffic has already been moved over to the T-Mobile network and customer migrations have begun
Extending 5G Network Leadership
•America’s largest 5G network covering 270 million people with more geographic coverage than Verizon and AT&T combined
•Supercharged experience with mid-band (2.5 GHz) 5G network covering more than 30 million people and expect to cover 100 million people by the end of 2020

“Last quarter T-Mobile overtook AT&T to become #2 in U.S. wireless and today we announced our highest ever postpaid net adds. Now, with over 100 million wireless customers and America’s largest 5G network, there is no doubt that we’re the growth leader in wireless. Customers are choosing T-Mobile in record numbers because we are the only ones that can deliver this combination of value and experience with a true 5G network that is available to customers in every single state! We’re consistently and profitably outpacing the competition – and we’re just getting started!”

Mike Sievert, CEO
_________________

(1)Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

4
Total Postpaid Net Additions
(in thousands)

Postpaid phone net customer additions were 689,000 in Q3 2020, compared to 253,000 in Q2 2020 and 754,000 in Q3 2019.
▪Sequentially, the increase was due to promotional activity and higher switching activity due to increased store traffic, partially offset by a seasonal increase in churn.
▪Year-over-year, the decrease was primarily due to higher churn from customers acquired in the Merger, partially offset by lower switching activity in the industry from reduced store traffic arising from the COVID-19 Pandemic (the “Pandemic”).
Postpaid other net customer additions were a record 1,290,000 in Q3 2020, compared to 859,000 in Q2 2020 and 320,000 in Q3 2019.
▪Sequentially and year-over-year, the increase was primarily due to higher gross additions from connected devices primarily due to educational institution additions. Year-over-year, the increase was partially offset by lower switching activity in the industry arising from the Pandemic.
Postpaid net customer additions were a record 1,979,000 in Q3 2020, compared to 1,112,000 in Q2 2020 and 1,074,000 in Q3 2019.
The postpaid upgrade rate was approximately 4.3% in Q3 2020, compared to 4.5% in Q2 2020 and 4.7% in Q3 2019.

Postpaid phone churn was 0.90% in Q3 2020, up 10 basis points from 0.80% in Q2 2020 and up 1 basis point from 0.89% in Q3 2019.
▪Sequentially, the increase was primarily due to seasonally higher switching activity as well as less switching restrictions from the Pandemic compared to Q2 2020.
▪Year-over-year, postpaid phone churn was essentially flat as an increase in churn from the inclusion of the Sprint customer base was offset by lower switching activity in the industry arising from the Pandemic.

Postpaid Phone Churn

5
Postpaid Phone ARPU

Postpaid phone ARPU was $48.55 in Q3 2020, up 1.2% from $47.99 in Q2 2020 and up 5.0% from $46.22 in Q3 2019.
▪Sequentially, the increase was primarily due to higher premium service revenues and certain one-time charges.
▪Year-over-year, the increase was primarily due to the net impact of higher ARPU customers acquired in the Merger and higher premium service revenues, partially offset by an increase in our promotional activities.

Total postpaid accounts were 25.6 million at the end of Q3 2020, compared to 25.5 million at the end of Q2 2020 and 14.7 million at the end of Q3 2019.
Postpaid ARPA was $133.03 in Q3 2020, up 1.9% compared to $130.57 in Q2 2020 and up 1.4% compared to $131.15 in Q3 2019.
▪Sequentially, the increase was primarily due an increase in average account size, the success of new customer segments and rate plans and higher premium service revenues.
▪Year-over-year, the increase was primarily due to an increase in average account size, including further penetration in connected devices, the success of new customer segments and rate plans and higher premium service revenues, partially offset by an increase in our promotional activities.

Postpaid Accounts & Postpaid ARPA
(Accounts in thousands)

6
Total Prepaid Net Additions (losses)
(in thousands)

Prepaid net customer additions were 56,000 in Q3 2020, compared to net additions of 133,000 in Q2 2020 and net additions of 62,000 in Q3 2019.
▪Sequentially, the decrease was primarily due to lower prepaid industry switching activity.
▪Year-over-year, the slight decrease was primarily due to lower switching activity in the industry due to the Pandemic, partially offset by lower churn.
▪Migrations to postpaid plans reduced prepaid net customer additions in Q3 2020 by approximately 130,000, up from 90,000 in Q2 2020 and flat compared to Q3 2019.
Prepaid churn was 2.86% in Q3 2020, compared to 2.81% in Q2 2020 and 3.98% in Q3 2019.
▪Sequentially, prepaid churn was essentially flat.
▪Year-over year, the decrease was primarily due to lower switching activity in the industry due to the Pandemic.
Prepaid ARPU was $38.49 in Q3 2020, up 1.8% from $37.80 in Q2 2020 and up 0.9% from $38.16 in Q3 2019.

Total net customer additions were a record 2,035,000 in Q3 2020, compared to 1,245,000 in Q2 2020 and 1,136,000 in Q3 2019.
Total customers were 100.4 million at the end of Q3 2020, compared to 98.3 million at the end of Q2 2020 and 66.5 million at the end of Q3 2019.
Total devices sold or leased were 11.4 million units in Q3 2020, compared to 10.1 million units in Q2 2020 and 8.0 million units in Q3 2019.
▪Sequentially, the increase was primarily due to higher phone sales driven by a shift in device financing to equipment installment plans and the sale of devices to educational institutions, partially offset by lower leased devices.
▪Year-over-year, the increase was primarily due to the Merger and increased device sales to educational institutions.
▪Total phones sold or leased were 9.2 million units in Q3 2020, compared to 8.9 million units in Q2 2020 and 7.4 million units in Q3 2019.
▪Mobile broadband and IoT devices sold or leased were 2.2 million units in Q3 2020, compared to 1.2 million units in Q2 2020 and 0.6 million units in Q3 2019.
Total Customers
(in thousands)

7
Service Revenues
($ in millions)

Service revenues were $14.1 billion in Q3 2020, up 7% from $13.2 billion in Q2 2020 and up 62% from $8.7 billion in Q3 2019.
▪Sequentially, the increase was primarily due to an increase of 128% in Wholesale revenues driven by our Master Network Service Agreement with DISH, which went into effect on July 1, 2020, as well as an increase of 3% in Postpaid service revenues. The revenue associated with Sprint prepaid customers divested to DISH on July 1, 2020 was reflected in discontinued operations in Q2 2020.
▪Year-over-year, the increase was primarily due to a 78% increase in Postpaid service revenues, largely driven by customers acquired in the Merger and continued growth in existing and new markets, an increase in Wholesale revenues primarily driven by our Master Network Service Agreement with DISH, which went into effect on July 1, 2020, and higher Roaming and other service revenues, primarily from the inclusion of wireline operations acquired in the Merger.

Equipment revenues were $5.0 billion in Q3 2020, up 16% from $4.3 billion in Q2 2020 and up 127% from $2.2 billion in Q3 2019. Lease revenues included in equipment revenues were $1.4 billion in Q3 2020 compared to $1.4 billion in Q2 2020 and $142 million in Q3 2019.
▪Sequentially, the increase was primarily due to an increase in device sales revenue driven by a shift in device financing from leasing to equipment installment plans, and an increase in the number of devices sold, excluding purchased leased devices, partially offset by a decrease in lease revenues.
▪Year-over year, the increase was primarily due to an increase in lease revenues due to a higher number of customer devices under lease acquired in the Merger, an increase in the number of devices sold, excluding purchased leased devices, primarily due to an increased customer base as the result of the Merger and a higher average revenue per device sold due to an increase in the high-end device mix due to the Merger.

Equipment Revenues
($ in millions)

Total revenues were $19.3 billion in Q3 2020, up 9% from $17.7 billion in Q2 2020 and up 74% from $11.1 billion in Q3 2019.

8
Cost of Services, exclusive of D&A
($ in millions, % of Service revs excl. Merger-related costs)

Cost of services, exclusive of depreciation and amortization (D&A), was $3.3 billion in Q3 2020, up 7% from $3.1 billion in Q2 2020 and up 91% from $1.7 billion in Q3 2019.
▪Sequentially, the increase was primarily driven by an increase in leases and tower expenses.
▪Year-over-year, the increase was primarily due to an increase in expenses associated with leases, backhaul agreements and tower expenses acquired in the Merger and the continued build-out of our nationwide 5G network.
▪Merger-related costs were $79 million in Q3 2020 compared to $40 million in Q2 2020 and $0 in Q3 2019.
▪As a percentage of Service revenues, Cost of Services, exclusive of D&A, and excluding Merger-related costs, decreased by 23 basis points sequentially and increased by 299 basis points year-over-year.

Cost of equipment sales, exclusive of D&A, was $4.4 billion in Q3 2020, up 19% from $3.7 billion in Q2 2020 and up 62% from $2.7 billion in Q3 2019.
▪Sequentially, the increase was primarily due to an increase in device cost of equipment sales driven by a shift in device financing from leasing to equipment installment plans, as well as an increase in the number of devices sold, excluding purchased leased devices.
▪Year-over-year, the increase was primarily from an increase in the number of devices sold, excluding purchased leased devices, due to a higher customer base as a result of the Merger and higher average costs per device sold due to an increase in the high-end device mix due to the Merger.
Cost of Equipment Sales, exclusive of D&A
($ in millions, % of Equipment Revs)

9
Selling, General and Administrative (SG&A) Expense
($ in millions, % of Service revs excl. Merger-related costs and COVID-19-related costs)
Selling, general and administrative (SG&A) expense was $4.9 billion in Q3 2020, down 13% from $5.6 billion in Q2 2020 and up 39% from $3.5 billion in Q3 2019.
▪Sequentially, the decrease was driven by lower Merger-related and supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs and lower bad debt expense.
▪Year-over-year, the increase was primarily due to the Merger including higher employee-related costs, external labor, advertising, lease and rent, and commissions expense due to higher gross customer additions, as well as higher Merger-related costs.
▪Merger-related costs were $209 million in Q3 2020 compared to $758 million in Q2 2020 and $159 million in Q3 2019. The sequential decrease was due to restructuring costs and transaction expenses incurred in Q2 2020.
▪COVID-19-related costs that were included in SG&A expense but excluded from adjusted EBITDA were $341 million in Q2 2020 and $0 in Q3 2019. Those costs were not significant in Q3 2020.
▪As a percentage of Service revenues, SG&A expense, excluding Merger-related and COVID-19-related costs, decreased 110 basis points sequentially and decreased 530 basis points year-over year.
▪Total bad debt expense and losses from sales of receivables (reported within SG&A expense) was $125 million in Q3 2020, compared to $263 million in Q2 2020 and $102 million in Q3 2019. The decrease sequentially was primarily due to lower expected credit loss reserves. The year-over-year increase was primarily driven by higher bad debt expense due to customers acquired as a result of the Merger, partially offset by lower expected credit loss reserves and lower write-offs.
▪As a percentage of Total revenues, Total bad debt expense and losses from sales of receivables was 0.65% in Q3 2020, compared to 1.49% in Q2 2020 and 0.92% in Q3 2019.

D&A was $4.2 billion in Q3 2020, up 2% from $4.1 billion in Q2 2020 and up 151% from $1.7 billion in Q3 2019. This includes D&A related to leased devices of $1.0 billion in Q3 2020, compared to $946 million in Q2 2020 and $108 million in Q3 2019.
▪Sequentially the increase was primarily driven by higher depreciation expense on leased devices and from the continued build-out of our nationwide 5G network.
▪Year-over-year, the increase was primarily due to higher depreciation expense from assets acquired in the Merger, excluding leased devices, and expansion from the continued build-out of our nationwide 5G network, higher depreciation expense on leased devices resulting from a higher total number of customer devices under lease primarily from customers acquired in the Merger, and higher amortization from intangible assets acquired in the Merger.
Depreciation & Amortization
($ in millions, % of Total Revs)

$4,064
$4,150
$946
$1,000
$3,118
$3,150
$1,655
$1,776
$1,718
$108
$126
$163
$1,547
$1,650
$1,555
15.0%
15.0%
15.5%
23.0%
21.5%
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Non-lease Related
Lease Related
% of Total Rev

10
Net Income
($ in millions)

Diluted Earnings Per Share

Net income was $1.3 billion in Q3 2020, up 1,039% from $110 million in Q2 2020 and up 44% from $870 million in Q3 2019. EPS was $1.00 in Q3 2020, up from $0.09 in Q2 2020 and down from $1.01 in Q3 2019.
▪Sequentially, the increases in Net income and EPS were primarily due to higher Service and Equipment revenues and lower SG&A expense, partially offset by higher Cost of equipment sales, lower Impairment expense, higher Income tax expense and higher Cost of services. Net income and EPS were impacted by the following:
▪Merger-related costs, net of tax, for Q3 2020 of $208 million and $0.17, respectively, compared to $635 million and $0.51 in Q2 2020, respectively.
▪COVID-19-related costs, net of tax, for Q2 2020 of $253 million and $0.20, respectively. Those costs were not significant in Q3 2020.
▪Impairment expense, net of tax, for Q2 2020 of $366 million and $0.30, respectively. There was no impairment expense in Q3 2020.
▪The income associated with the Sprint prepaid subscribers divested to DISH on July 1, 2020 was reflected in discontinued operations in Q2 2020.
▪Year-over-year, the increase in Net income was primarily due to higher Service and Equipment revenues, partially offset by higher D&A, higher Cost of equipment sales, higher Cost of services, higher SG&A expense and higher Interest expense. EPS was relatively flat year-over-year due to an increase in outstanding shares as the result of the Merger. Net income and EPS were impacted by the following:
▪Merger-related costs, net of tax, for Q3 2020 of $208 million and $0.17, respectively, compared to $128 million and $0.15 in Q3 2019, respectively.
▪Net income margin was 8.9% in Q3 2020, compared to 0.8% in Q2 2020 and 10.0% in Q3 2019. Net income margin is calculated as Net income divided by Service revenues.

11
Adjusted EBITDA
($ in millions, % of Service Revs)
Adjusted EBITDA was $7.1 billion in Q3 2020, up 2% from $7.0 billion in Q2 2020 and up 110% from $3.4 billion in Q3 2019.
▪Sequentially the increase was primarily due to higher Postpaid Service and Equipment revenues, partially offset by higher Cost of equipment sales, higher Cost of services, excluding Merger-related costs, and higher SG&A expense, excluding Merger-related and COVID-19-related costs.
▪Year-over-year, the increase was primarily due to higher Service and Equipment revenues, partially offset by higher Cost of equipment sales, higher Cost of services, excluding Merger-related costs, and higher SG&A expense, excluding Merger-related costs.
▪Adjusted EBITDA excludes Merger-related costs of $288 million in Q3 2020 compared to $798 million in Q2 2020 and $159 million in Q3 2019.
▪Adjusted EBITDA in Q2 2020 excluded COVID-19-related costs of $341 million. These costs were not significant in Q3 2020.
▪Adjusted EBITDA margin was 50.4% in Q3 2020, compared to 53.0% in Q2 2020 and 39.0% in Q3 2019. The sequential decrease in margin was primarily due to service revenue associated with Sprint prepaid subscribers divested to DISH on July 1, 2020 being reflected in discontinued operations and excluded from service revenue in Q2 2020.

Net cash provided by operating activities was $2.8 billion in Q3 2020, compared to $777 million in Q2 2020 and $1.7 billion in Q3 2019.
▪Sequentially, the increase was primarily due to higher Net Income as well as a decrease in net cash outflows from changes in working capital. The change in working capital was primarily due to the one-time impact of $2.3 billion in gross payments for the settlement of interest rate swaps related to Merger financing in Q2 2020, partially offset by higher use from Accounts receivable and Equipment installment plan receivables.
▪Year-over-year, the increase was primarily due to higher non-cash adjustments to Net income, primarily from D&A and higher Net income, partially offset by an increase in net cash outflows from changes in working capital.
▪The impact of payments for Merger-related costs on Net cash provided by operating activities was $379 million in Q3 2020 compared to $370 million in Q2 2020 and $124 million in Q3 2019.
▪The impact of COVID-19-related costs on Net cash provided by operating activities was $198 million in Q3 2020 compared to $243 million in Q2 2020.
Net Cash Provided by Operating Activities
($ in millions)

12
Cash Purchases of Property and Equipment
($ in millions, % of Service Revenues)

Cash purchases of property and equipment were $3.2 billion in Q3 2020, compared to $2.3 billion in Q2 2020 and $1.5 billion in Q3 2019. Capitalized interest included in cash purchases of property and equipment was $108 million in Q3 2020, compared to $119 million in Q2 2020 and $118 million in Q3 2019.
▪Sequentially and year-over-year, the increase was primarily driven by network integration related to the Merger and the continued build-out of our nationwide 5G network.

Free Cash Flow, excluding gross payments for the settlement of interest rate swaps related to Merger financing, was $352 million in Q3 2020, compared to $1.4 billion in Q2 2020 and $1.1 billion in Q3 2019.
▪Sequentially, the decrease was impacted by the following:
▪Higher cash purchases of property and equipment, including capitalized interest; and
▪Lower Net cash provided by operating activities, excluding one-time gross payments for the settlement of interest rate swaps related to Merger financing of $2.3 billion in Q2 2020 which is excluded from Free Cash Flow; partially offset by
▪Higher proceeds related to our deferred purchase price from securitization transactions.
▪Year-over-year, the decrease was impacted by the following:
▪Higher cash purchases of property and equipment, including capitalized interest; partially offset by
▪Higher Net cash provided by operating activities, as described above.

Free Cash Flow, Excluding Gross Payments for the Settlement of Interest Rate Swaps
($ in millions)

13
Total Net Debt, Excluding Tower Obligations & Leverage Ratio: Net Debt to Pro Forma Adj. EBITDA
($ in billions)
Total debt, excluding tower obligations, at the end of Q3 2020 was $69.2 billion.
Net debt, excluding tower obligations, at the end of Q3 2020 was $62.6 billion.
▪The ratio of net debt, excluding tower obligations, to Pro Forma Adjusted EBITDA for the trailing last twelve months (“LTM”) period was 2.3x at the end of Q3 2020 compared to 2.4x at the end of Q2 2020.
▪Since closing the Merger on April 1, 2020, we have issued approximately $36 billion of secured debt at an average interest rate of approximately 3.5% and an average tenor of approximately 14 years.
▪Since closing the Merger on April 1, 2020, we utilized these proceeds to retire approximately $28 billion of debt, including Sprint debt repaid at close, which allowed us to double the average maturity of our debt portfolio from 4.3 years to 9.2 years, and lowered the average cost of debt from approximately 5.7% to approximately 5.1%, excluding amortization of swaps.

Capital markets activity since the close of Q2 2020 includes:
▪On July 4, we redeemed $1.0 billion 6.500% Senior Notes due 2024 and $1.3 billion 5.125% Senior Notes to Affiliates due 2021.
▪On August 15, we repaid $1.5 billion 7.000% Senior Notes due 2020.
▪On September 1, we redeemed $1.7 billion 6.375% Senior Notes due 2025.
▪On September 16, we increased our Revolving Credit Facility from $4.0 billion to $5.5 billion.
▪On October 6, we issued Senior Secured Notes in an aggregate amount of $4.0 billion.
▪On October 9, we repaid our $4.0 billion Term Loan Facility.
▪On October 28, we issued Senior Secured Notes in an aggregate amount of $4.75 billion.
▪On October 30, we entered into a $5.0 billion senior secured term loan commitment with certain financial institutions. Up to $5.0 billion of loans under the commitment may be drawn at any time (subject to customary conditions precedent) through June 30, 2021.

14

T-Mobile is on a mission to build America's best 5G network, offering customers unrivalled coverage and capacity where they live, work, and play

T Mobile

America's
Largest 5G Network
covering 1.4 million square miles

3.5x Verizon's 5G Coverage

2x AT&T's 5G Coverage

Verizon

AT&T

Low-band 5G	Mid-band 5G
270M POPS 280M people by YE 2020 300M by YE 2021	More than **30M** POPS 100M people by YE 2020 Nationwide by YE 2021
8.3K Cities & Towns	**400+** Cities & Towns > 1,000 cities & towns by YE 2020
2x FASTER than LTE[1]	**7.5x** FASTER than LTE[1] 10x LTE[1] speeds by YE 2020 Peak speeds of 1 Gbps

1 - Compared to current LTE download speeds

Sites
Combined LTE + 5G

- ~108K Macro Cell Sites
- ~68K Small cell/distributed antenna system sites

15

T-Mobile remains highly confident in its ability to integrate the networks, people and assets of Sprint and T-Mobile. This integration is expected to deliver $6 billion in annualized savings and deliver a net present value of synergies of $43 billion through a combination of expense reductions and cost avoidance.

Improvements for Sprint customers
Two quarters in, we are delivering on these synergies faster than expected and are targeting more than $1.2 billion in realized synergies in 2020. We expect to realize:

▪Over $600 million of network synergies in 2020, primarily from avoided new site builds and early site decommissioning.
▪Approximately $500 million of sales, service and marketing synergies in 2020, primarily from an acceleration in the rationalization of retail stores, marketing consolidation and organizational redesign.
▪Approximately $100 million of back office synergies in 2020, primarily from an accelerated organizational redesign.

Merger-related costs in Q3 2020 were $288 million compared to $798 million in Q2 2020 and $159 million in Q3 2019. We continue to expect 2H 2020 Merger-related costs of $800 million to $1.0 billion.

Merger-related costs include:
▪Transaction costs, including legal and professional services related to the completion of the Merger;
▪Restructuring costs, including severance, store rationalization and network decommissioning
▪Integration costs to achieve efficiencies in network, retail, information technology and back office operations.

15%
of Sprint’s postpaid traffic is currently carried on to the New T-Mobile network.
—————————
85%
of Sprint’s postpaid customers have handsets that are compatible with the T-Mobile network today.

Merger-Related Costs
(in millions)
						Sequential Change		Year-over-year Change
	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	$	%	$	%
Cost of services	$—	$—	$—	$40	$79	$39	98%	$79	NM
Selling, general & administrative	159	126	143	758	209	(549)	(72)%	50	31%
Total Merger-related costs	$159	$126	$143	$798	$288	$(510)	(64)%	$129	81%

Cash payments for Merger-related costs	$124	$133	$161	$370	$379	$9	2%	$255	206%

NM - Not Meaningful

16

H2 2020 Outlook

	Previous	Current	Change at Midpoint
Postpaid Net Customer Additions	1.7 to 1.9 million	Achieved in Q3 2020	N/A
Postpaid Phone Net Customer Additions	N/A	1.3 to 1.4 million	N/A
Net Income (1)	N/A	N/A	N/A
Adjusted EBITDA	$12.4 to $12.7 billion	$13.6 to $13.7 billion	$1.1 billion
Leasing Revenue	$2.4 to $2.6 billion	$2.5 to $2.6 billion	$50 million
Capital Expenditures (2)	$6.5 to $6.9 billion	$6.7 to $6.9 billion	$100 million
Merger-related costs (3)	$0.8 to $1.0 billion	$0.8 to $1.0 billion	No change
Net cash provided by operating activities	$5.3 to $5.7 billion	$5.9 to $6.1 billion	$500 million
Free Cash Flow (4)	$300 to $500 million	$700 to $900 million	$400 million

(1)We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.
(2)Capital expenditures includes capitalized interest.
(3)Merger-related costs are excluded from Adjusted EBITDA but will impact Net income and cash flows.
(4)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2020.

17

Upcoming Events
(All dates and attendance tentative)

Event	Date
MoffetNathanson 5G Summit	November 12, 2020 (Virtual)
New Street Research/Boston Consulting Group 5G Conference	November 17, 2020 (Virtual)
Morgan Stanley European TMT Conference	November 18-20, 2020 (Virtual)
Bank of America Leveraged Finance Conference	November 30, 2020 (Virtual)
UBS Technology Media and Telecom Conference	December 7-9, 2020 (Virtual)
Oppenheimer 5G Conference	December 15, 2020 (Virtual)
T-Mobile Analyst Day	1Q21 (Virtual)

Contact Information

investor.relations@t-mobile.com
http://investor.t-mobile.com

18
T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$6,571	$1,528
Accounts receivable, net of allowance for credit losses of $208 and $61	4,313	1,888
Equipment installment plan receivables, net of allowance for credit losses and imputed discount of $450 and $333	3,083	2,600
Accounts receivable from affiliates	19	20
Inventory	1,931	964
Prepaid expenses	659	333
Other current assets	2,889	1,972
Total current assets	19,465	9,305
Property and equipment, net	38,567	21,984
Operating lease right-of-use assets	27,999	10,933
Financing lease right-of-use assets	3,038	2,715
Goodwill	10,906	1,930
Spectrum licenses	82,891	36,465
Other intangible assets, net	5,660	115
Equipment installment plan receivables due after one year, net of allowance for credit losses and imputed discount of $87 and $66	1,398	1,583
Other assets	2,519	1,891
Total assets	$192,443	$86,921
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$8,389	$6,746
Payables to affiliates	135	187
Short-term debt	3,713	25
Deferred revenue	1,078	631
Short-term operating lease liabilities	3,658	2,287
Short-term financing lease liabilities	1,050	957
Other current liabilities	1,817	1,673
Total current liabilities	19,840	12,506
Long-term debt	58,345	10,958
Long-term debt to affiliates	4,711	13,986
Tower obligations	3,079	2,236
Deferred tax liabilities	10,373	5,607
Operating lease liabilities	26,658	10,539
Financing lease liabilities	1,373	1,346
Other long-term liabilities	3,577	954
Total long-term liabilities	108,116	45,626
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share,2,000,000,000 shares authorized; 1,242,003,310 and 858,418,615 shares issued, 1,240,458,618 and 856,905,400 shares outstanding	—	—
Additional paid-in capital	72,705	38,498
Treasury stock, at cost, 1,544,692 and 1,513,215 shares issued	(11)	(8)
Accumulated other comprehensive loss	(1,621)	(868)
Accumulated deficit	(6,586)	(8,833)
Total stockholders' equity	64,487	28,789
Total liabilities and stockholders' equity	$192,443	$86,921

19
T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
(in millions, except share and per share amounts)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
Revenues
Postpaid revenues	$10,209	$9,959	$5,746	$26,055	$16,852
Prepaid revenues	2,383	2,311	2,385	7,067	7,150
Wholesale revenues	930	408	321	1,663	938
Roaming and other service revenues	617	552	261	1,430	710
Total service revenues	14,139	13,230	8,713	36,215	25,650
Equipment revenues	4,953	4,269	2,186	11,339	6,965
Other revenues	180	172	162	502	505
Total revenues	19,272	17,671	11,061	48,056	33,120
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	3,314	3,098	1,733	8,051	4,928
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	4,367	3,667	2,704	10,563	8,381
Selling, general and administrative	4,876	5,604	3,498	14,168	10,483
Impairment expense	—	418	—	418	—
Depreciation and amortization	4,150	4,064	1,655	9,932	4,840
Total operating expenses	16,707	16,851	9,590	43,132	28,632
Operating income	2,565	820	1,471	4,924	4,488
Other income (expense)
Interest expense	(765)	(776)	(184)	(1,726)	(545)
Interest expense to affiliates	(44)	(63)	(100)	(206)	(310)
Interest income	3	6	5	21	17
Other expense, net	(99)	(195)	3	(304)	(12)
Total other expense, net	(905)	(1,028)	(276)	(2,215)	(850)
Income from continuing operations before income taxes	1,660	(208)	1,195	2,709	3,638
Income tax expense	(407)	(2)	(325)	(715)	(921)
Income from continuing operations	1,253	(210)	870	1,994	2,717
Income from discontinued operations, net of tax	—	320	—	320	—
Net income	$1,253	$110	$870	$2,314	$2,717

Net income	$1,253	$110	$870	$2,314	$2,717
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedges, net of tax effect of $12, $3, ($88), ($261), ($256)	33	2	(257)	(757)	(738)
Unrealized gain on foreign currency translation adjustment, net of tax effect of $1, $0, $0, $1, and $0	4	—	—	4	—
Other comprehensive income (loss)	37	2	(257)	(753)	(738)
Total comprehensive income	$1,290	$112	$613	$1,561	$1,979
Earnings per share
Basic earnings (loss) per share:
Continuing operations	$1.01	$(0.17)	$1.02	$1.79	$3.18
Discontinued operations	—	0.26	—	0.29	—
Basic	$1.01	$0.09	$1.02	$2.08	$3.18
Diluted earnings (loss) per share:
Continuing operations	$1.00	$(0.17)	$1.01	$1.78	$3.15
Discontinued operations	—	0.26	—	0.28	—
Diluted	$1.00	$0.09	$1.01	$2.06	$3.15
Weighted average shares outstanding
Basic	1,238,450,665	1,236,528,444	854,578,241	1,111,511,964	853,391,370
Diluted	1,249,798,740	1,236,528,444	862,690,751	1,122,040,528	862,854,654

20
T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
Operating activities
Net income	$1,253	$110	$870	$2,314	$2,717
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,150	4,064	1,655	9,932	4,840
Stock-based compensation expense	161	259	126	558	366
Deferred income tax expense	335	98	294	743	849
Bad debt expense	143	233	74	489	218
(Gains) losses from sales of receivables	(18)	30	28	37	91
Losses on redemption of debt	108	163	—	271	19
Impairment expense	—	418	—	418	—
Changes in operating assets and liabilities
Accounts receivable	(1,538)	(498)	(745)	(2,784)	(2,693)
Equipment installment plan receivables	(306)	127	(78)	(110)	(478)
Inventories	(549)	(553)	(36)	(1,613)	(139)
Operating lease right-of-use assets	1,062	937	491	2,526	1,395
Other current and long-term assets	(8)	(104)	(118)	(106)	(288)
Accounts payable and accrued liabilities	(964)	(1,261)	(395)	(2,630)	(339)
Short and long-term operating lease liabilities	(1,145)	(1,077)	(549)	(2,947)	(1,592)
Other current and long-term liabilities	(51)	(2,190)	42	(2,162)	136
Other, net	139	21	89	230	185
Net cash provided by operating activities	2,772	777	1,748	5,166	5,287
Investing activities
Purchases of property and equipment, including capitalized interest of ($108), ($119), ($118), ($339) and ($361)	(3,217)	(2,257)	(1,514)	(7,227)	(5,234)
Refunds (purchases) of spectrum licenses and other intangible assets, including deposits	17	(745)	(13)	(827)	(863)
Proceeds related to beneficial interests in securitization transactions	855	602	900	2,325	2,896
Net cash related to derivative contracts under collateral exchange arrangements	—	1,212	—	632	—
Acquisition of companies, net of cash and restricted cash acquired	—	(5,000)	(31)	(5,000)	(31)
Proceeds from the divestiture of prepaid business	1,238	—	—	1,238	—
Other, net	(25)	(168)	1	(209)	(6)
Net cash used in investing activities	(1,132)	(6,356)	(657)	(9,068)	(3,238)
Financing activities
Proceeds from issuance of long-term debt	—	26,694	—	26,694	—
Payments of consent fees related to long-term debt	—	(109)	—	(109)	—
Proceeds from borrowing on revolving credit facility	—	—	575	—	2,340
Repayments of revolving credit facility	—	—	(575)	—	(2,340)
Repayments of financing lease obligations	(246)	(236)	(235)	(764)	(550)
Repayments of short-term debt for purchases of inventory, property and equipment and other financial liabilities	(231)	(151)	(300)	(407)	(300)
Repayments of long-term debt	(5,678)	(10,529)	—	(16,207)	(600)
Issuance of common stock	2,550	17,290	—	19,840	—
Repurchases of common stock	(2,546)	(16,990)	—	(19,536)	—
Proceeds from issuance of short-term debt	—	18,743	—	18,743	—
Repayments of short-term debt	—	(18,929)	—	(18,929)	—
Tax withholdings on share-based awards	(72)	(138)	(4)	(351)	(108)
Cash payments for debt prepayment or debt extinguishment costs	(58)	(24)	—	(82)	(28)
Other, net	137	7	(4)	139	(13)
Net cash (used in) provided by financing activities	(6,144)	15,628	(543)	9,031	(1,599)
Change in cash and cash equivalents, including restricted cash	(4,504)	10,049	548	5,129	450
Cash and cash equivalents, including restricted cash
Beginning of period	11,161	1,112	1,105	1,528	1,203
End of period	$6,657	$11,161	$1,653	$6,657	$1,653

21
T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$940	$608	$327	$1,889	$912
Operating lease payments	1,349	1,269	703	3,493	2,094
Income tax payments	63	31	5	118	77
Non-cash investing and financing activities
Non-cash beneficial interest obtained in exchange for securitized receivables	$1,535	$1,486	$1,734	$4,634	$4,862
Non-cash consideration for the acquisition of Sprint	—	33,533	—	33,533	—
Decrease in accounts payable and accrued liabilities for purchases of property and equipment	(216)	(38)	(460)	(555)	(906)
Leased devices transferred from inventory to property and equipment	599	1,444	298	2,352	612
Returned leased devices transferred from property and equipment to inventory	(433)	(538)	(65)	(1,030)	(189)
Short-term debt assumed for financing of property and equipment	—	38	475	38	775
Operating lease right-of-use assets obtained in exchange for lease obligations	11,833	658	989	13,046	3,083
Financing lease right-of-use assets obtained in exchange for lease obligations	219	515	395	912	943

22
T-Mobile US, Inc.
Supplementary Operating and Financial Data
(Unaudited)

	Quarter							Nine Months Ended September 30,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Customers, end of period
Postpaid phone customers (1)	37,880	38,590	39,344	40,345	40,797	65,105	65,794	39,344	65,794
Postpaid other customers (1)	5,658	6,056	6,376	6,689	7,014	12,648	13,938	6,376	13,938
Total postpaid customers	43,538	44,646	45,720	47,034	47,811	77,753	79,732	45,720	79,732
Prepaid customers (1),(2)	21,206	21,337	20,783	20,860	20,732	20,574	20,630	20,783	20,630
Total customers	64,744	65,983	66,503	67,894	68,543	98,327	100,362	66,503	100,362
Adjustment to prepaid customers (2)	—	—	(616)	—	—	—	—	—	—
(1)Includes customers acquired in connection with the Merger and certain customer base adjustments. See Customer Base Adjustments and Net Customer Additions (Losses) tables.
(2)On July 18, 2019, we entered into an agreement whereby certain T-Mobile prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce prepaid customers by 616,000.

	Quarter							Nine Months Ended September 30,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Net customer additions (losses)
Postpaid phone customers	656	710	754	1,001	452	253	689	2,120	1,394
Postpaid other customers	363	398	320	313	325	859	1,290	1,081	2,474
Total postpaid customers	1,019	1,108	1,074	1,314	777	1,112	1,979	3,201	3,868
Prepaid customers (1)	69	131	62	77	(128)	133	56	262	61
Total customers	1,088	1,239	1,136	1,391	649	1,245	2,035	3,463	3,929
Acquired customers, net of base adjustments	—	—	—	—	—	29,228	—	—	29,228
(1)On July 18, 2019, we entered into an agreement whereby certain T-Mobile prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce prepaid customers by 616,000.

	Quarter							Nine Months Ended September 30,
(in millions, except percentages)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Devices sold or leased
Phones	7.4	6.5	7.4	8.3	6.4	8.9	9.2	21.3	24.5
Mobile broadband and IoT devices	0.6	0.6	0.6	0.8	0.8	1.2	2.2	1.8	4.2
Total	8.0	7.1	8.0	9.1	7.2	10.1	11.4	23.1	28.7

Postpaid upgrade rate	4.9%	4.5%	4.7%	5.6%	3.8%	4.5%	4.3%	14.1%	12.9%

	Quarter							Nine Months Ended September 30,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Churn
Postpaid phone churn	0.88%	0.78%	0.89%	1.01%	0.86%	0.80%	0.90%	0.85%	0.85%
Prepaid churn	3.85%	3.49%	3.98%	3.97%	3.52%	2.81%	2.86%	3.77%	3.07%

	Quarter							Nine Months Ended September 30,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Accounts, end of period
Total postpaid customer accounts (1)	14,234	14,480	14,734	15,047	15,244	25,486	25,623	14,734	25,623
(1)Includes accounts acquired in connection with the Merger and certain account base adjustments. See Reconciliations to Beginning Customers and Accounts in this Investor Factbook.

23
T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter							Nine Months Ended September 30,
(in millions, except percentages)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Financial Measures

Service revenues	$8,391	$8,546	$8,713	$8,850	$8,846	$13,230	$14,139	$25,650	$36,215
Total revenues	$11,080	$10,979	$11,061	$11,878	$11,113	$17,671	$19,272	$33,120	$48,056

Net income	$908	$939	$870	$751	$951	$110	$1,253	$2,717	$2,314
Net income margin	10.8%	11.0%	10.0%	8.5%	10.8%	0.8%	8.9%	10.6%	6.4%

Adjusted EBITDA	$3,284	$3,461	$3,396	$3,242	$3,665	$7,017	$7,129	$10,141	$17,811
Adjusted EBITDA margin	39.1%	40.5%	39.0%	36.6%	41.4%	53.0%	50.4%	39.5%	49.2%

Cost of services	$1,546	$1,649	$1,733	$1,694	$1,639	$3,098	$3,314	$4,928	$8,051
Merger-related costs	$—	$—	$—	$—	$—	$40	$79	$—	$119
Cost of services excluding Merger-related costs	$1,546	$1,649	$1,733	$1,694	$1,639	$3,058	$3,235	$4,928	$7,932

Selling, general and administrative	$3,442	$3,543	$3,498	$3,656	$3,688	$5,604	$4,876	$10,483	$14,168
Merger-related costs	$113	$222	$159	$126	$143	$758	$209	$494	$1,110
COVID-19-related costs (1)	$—	$—	$—	$—	$117	$341	$—	$—	$458
Selling, general and administrative excluding Merger-related costs and COVID-19-related costs	$3,329	$3,321	$3,339	$3,530	$3,428	$4,505	$4,667	$9,989	$12,600

Total bad debt expense and losses from sales of receivables	$108	$99	$102	$128	$138	$263	$125	$309	$526
Bad debt and losses from sales of receivables as a percentage of Total revenues	0.98%	0.90%	0.92%	1.07%	1.24%	1.49%	0.65%	0.93%	1.09%

Cash purchases of property and equipment including capitalized interest	$1,931	$1,789	$1,514	$1,157	$1,753	$2,257	$3,217	$5,234	$7,227
Capitalized interest	$118	$125	$118	$112	$112	$119	$108	$361	$339

Net cash proceeds from securitization	$(18)	$95	$(3)	$(9)	$(5)	$(99)	$5	$74	$(99)
(1)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were not significant for Q3 2020.

	Quarter							Nine Months Ended September 30,
(in millions, except percentages)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Device Financing - Equipment Installment Plans
Gross EIP financed	$1,742	$1,625	$1,535	$2,235	$1,440	$1,825	$2,356	$4,902	$5,621
EIP billings	$1,663	$1,645	$1,688	$1,762	$1,790	$2,217	$2,130	$4,996	$6,137
EIP receivables, net	$4,128	$4,050	$3,894	$4,183	$3,773	$4,593	$4,481	$3,894	$4,481
EIP receivables classified as prime	46%	50%	51%	53%	52%	48%	53%	51%	53%
EIP receivables classified as prime (including EIP receivables sold)	52%	52%	52%	53%	53%	50%	54%	52%	54%

Device Financing - Leased Devices
Lease revenues	$161	$143	$142	$153	$165	$1,421	$1,350	$446	$2,936
Leased device depreciation	$184	$125	$108	$126	$163	$946	$1,000	$417	$2,109
Leased devices transferred from inventory to property and equipment	$147	$167	$298	$394	$309	$1,444	$599	$612	$2,352
Returned leased devices transferred from property and equipment to inventory	$(57)	$(67)	$(65)	$(78)	$(59)	$(538)	$(433)	$(189)	$(1,030)
Leased devices included in property and equipment, net	$442	$418	$543	$732	$819	$6,621	$5,788	$543	$5,788
Leased devices (units) included in property and equipment, net	2.4	2.0	2.0	2.1	2.1	17.0	15.8	2.0	15.8

24
T-Mobile US, Inc.
Calculation of Operating Measures
(Unaudited)

The following table illustrates the calculation of our operating measures ARPA and ARPU and reconciles these measures to the related service revenues:

(in millions, except average number of customers, ARPA and ARPU)	Quarter							Nine Months Ended September 30,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Calculation of Postpaid ARPA
Postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887	$9,959	$10,209	$16,852	$26,055
Divided by: Average number of postpaid accounts (in thousands) and number of months in period	14,108	14,354	14,602	14,881	15,155	25,424	25,582	14,355	22,054
Postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47	$130.57	$133.03	$130.44	$131.27
Calculation of Postpaid Phone ARPU
Postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887	$9,959	$10,209	$16,852	$26,055
Less: Postpaid other revenues	(310)	(326)	(346)	(362)	(310)	(618)	(677)	(982)	(1,605)
Postpaid phone service revenues	5,183	5,287	5,400	5,459	5,577	9,341	9,532	15,870	24,450
Divided by: Average number of postpaid phone customers (in thousands) and number of months in period	37,504	38,226	38,944	39,736	40,585	64,889	65,437	38,225	56,971
Postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80	$47.99	$48.55	$46.13	$47.69
Calculation of Prepaid ARPU
Prepaid service revenues	$2,386	$2,379	$2,385	$2,393	$2,373	$2,311	$2,383	$7,150	$7,067
Divided by: Average number of prepaid customers (in thousands) and number of months in period	21,122	21,169	20,837	20,691	20,759	20,380	20,632	21,043	20,591
Prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11	$37.80	$38.49	$37.76	$38.13

25
T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Net income	$908	$939	$870	$751	$951	$110	$1,253	$2,717	$2,314
Adjustments:
Income from discontinued operations, net of tax	—	—	—	—	—	(320)	—	—	(320)
Income from continuing operations	908	939	870	751	951	(210)	1,253	2,717	1,994
Interest expense	179	182	184	182	185	776	765	545	1,726
Interest expense to affiliates	109	101	100	98	99	63	44	310	206
Interest income	(8)	(4)	(5)	(7)	(12)	(6)	(3)	(17)	(21)
Other (income) expense, net	(7)	22	(3)	(4)	10	195	99	12	304
Income tax expense	295	301	325	214	306	2	407	921	715
Operating income	1,476	1,541	1,471	1,234	1,539	820	2,565	4,488	4,924
Depreciation and amortization	1,600	1,585	1,655	1,776	1,718	4,064	4,150	4,840	9,932
Operating income from discontinued operations (1)	—	—	—	—	—	432	—	—	432
Stock-based compensation (2)	93	111	108	111	123	139	125	312	387
Merger-related costs	113	222	159	126	143	798	288	494	1,229
COVID-19-related costs (3)	—	—	—	—	117	341	—	—	458
Impairment expense	—	—	—	—	—	418	—	—	418
Other, net (4)	2	2	3	(5)	25	5	1	7	31
Adjusted EBITDA	$3,284	$3,461	$3,396	$3,242	$3,665	$7,017	$7,129	$10,141	$17,811
(1)Following the Prepaid Transaction (as defined below), starting on July 1, 2020, we will provide MVNO services to DISH. We have included the operating income from discontinued operations in our determination of the Adjusted EBITDA to reflect contributions of the Prepaid Business that will be replaced by the MVNO Agreement beginning on July 1, 2020 in order to enable management, analysts and investors to better assess ongoing operating performance and trends.
(2)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.
(3)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were not significant for Q3 2020.
(4)Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

26
T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations) to the last twelve months Adjusted EBITDA ratios is calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020
Short-term debt	$250	$300	$475	$25	$—	$3,818	$3,713
Short-term debt to affiliates	598	—	—	—	2,000	1,235	—
Short-term financing lease liabilities	911	963	1,013	957	918	1,040	1,050
Long-term debt	10,952	10,954	10,956	10,958	10,959	62,783	58,345
Long-term debt to affiliates	13,985	13,985	13,986	13,986	11,987	4,706	4,711
Financing lease liabilities	1,224	1,314	1,440	1,346	1,276	1,416	1,373
Less: Cash and cash equivalents	(1,439)	(1,105)	(1,653)	(1,528)	(1,112)	(11,076)	(6,571)
Net debt (excluding tower obligations)	$26,481	$26,411	$26,217	$25,744	$26,028	$63,922	$62,621
Divided by: Last twelve months Pro Forma Adjusted EBITDA						$26,250	$26,975
Net debt (excluding tower obligations) to last twelve months Pro Forma Adjusted EBITDA Ratio						2.4	2.3
LTM Adjusted EBITDA reflects combined company results of New T-Mobile for Q3 2020 and Q2 2020 and standalone T-Mobile for prior periods. To illustrate the twelve month results of the combined company as if the Merger had closed on January 1, 2019, we have presented pro forma LTM Adjusted EBITDA ratios. Pro forma LTM Adjusted EBITDA is calculated as the sum of Q3 2020 and Q2 2020 actual Adjusted EBITDA of $7.1 billion and $7.0 billion, respectively, plus the Pro forma Adjusted EBITDA from Q1 2020 and Q4 2019 of $6.7 billion and $6.2 billion, respectively. These metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated results would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Additional information regarding pro forma adjustments is provided in Pro Forma Income Statement Metrics within this Investor Factbook.

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are calculated as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	2019	2020
Net cash provided by operating activities	$1,392	$2,147	$1,748	$1,537	$1,617	$777	$2,772	$5,287	$5,166
Cash purchases of property and equipment	(1,931)	(1,789)	(1,514)	(1,157)	(1,753)	(2,257)	(3,217)	(5,234)	(7,227)
Proceeds related to beneficial interests in securitization transactions	1,157	839	900	980	868	602	855	2,896	2,325
Proceeds from sales of tower sites	—	—	—	38	—	—	—	—	—
Cash payments for debt prepayment or debt extinguishment costs	—	(28)	—	—	—	(24)	(58)	(28)	(82)
Free Cash Flow	618	1,169	1,134	1,398	732	(902)	352	2,921	182
Gross cash paid for the settlement of interest rate swaps	—	—	—	—	—	2,343	—	—	2,343
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$618	$1,169	$1,134	$1,398	$732	$1,441	$352	$2,921	$2,525

27
T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Our current guidance range for Free Cash Flow is calculated as follows:

	H2 2020
(in millions)	Current Guidance Range
Net cash provided by operating activities	$5,900	$6,100
Cash purchases of property and equipment	(6,700)	(6,900)
Proceeds related to beneficial interests in securitization transactions (1)	1,500	1,700
Free Cash Flow	$700	$900
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2020.

Our previous guidance range for Free Cash Flow is calculated as follows:

	H2 2020
(in millions)	Previous Guidance Range
Net cash provided by operating activities	$5,300	$5,700
Cash purchases of property and equipment	(6,500)	(6,900)
Proceeds related to beneficial interests in securitization transactions (1)	1,500	1,700
Free Cash Flow	$300	$500
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2020.

28
T-Mobile US, Inc.
Reconciliations to Beginning Customers and Accounts
(Unaudited)

(in thousands)	Postpaid phone customers	Postpaid other customers	Total postpaid customers	Prepaid customers	Total customers
Reconciliation to beginning customers
T-Mobile customers as reported, end of period March 31, 2020	40,797	7,014	47,811	20,732	68,543
Sprint customers as reported, end of period March 31, 2020	25,916	8,428	34,344	8,256	42,600
Total combined customers, end of period March 31, 2020	66,713	15,442	82,155	28,988	111,143
Adjustments
Reseller reclassification to wholesale customers (1)	(199)	(2,872)	(3,071)	—	(3,071)
EIP reclassification from postpaid to prepaid (2)	(963)	—	(963)	963	—
Divested prepaid customers (3)	—	—	—	(9,207)	(9,207)
Rate plan threshold (4)	(182)	(918)	(1,100)	—	(1,100)
Customers with non-phone devices (5)	(226)	226	—	—	—
Collection policy alignment (6)	(150)	(46)	(196)	—	(196)
Miscellaneous adjustments (7)	(141)	(43)	(184)	(302)	(486)
Total Adjustments	(1,861)	(3,653)	(5,514)	(8,546)	(14,060)
Adjusted beginning customers as of April 1, 2020	64,852	11,789	76,641	20,442	97,083
(1)In connection with the closing of the Merger, we refined our definition of wholesale customers resulting in the reclassification of certain postpaid and prepaid reseller customers to wholesale customers. Starting with the three months ended March 31, 2020, we discontinued reporting wholesale customers to focus on postpaid and prepaid customers and wholesale revenues, which we consider more relevant than the number of wholesale customers given the expansion of M2M and IoT products.
(2)Prepaid customers with a device installment billing plan historically included as Sprint postpaid customers have been reclassified to prepaid customers to align with New T-Mobile policy.
(3)Customers associated with the Sprint wireless prepaid and Boost brands that were divested on July 1, 2020, have been excluded from our reported customers.
(4)Customers who have rate plans with monthly recurring charges which are considered insignificant have been excluded from our reported customers.
(5)Customers with postpaid phone rate plans without a phone (e.g., non-phone device) have been reclassified from postpaid phone to postpaid other customers to align with New T-Mobile policy.
(6)Certain Sprint customers subjected to collection activity for an extended period of time have been excluded from our reported customers to align with New T-Mobile policy.
(7)Miscellaneous insignificant adjustments to align with New T-Mobile policy.

(in thousands)	Postpaid Accounts
Reconciliation to beginning accounts
T-Mobile accounts as reported, end of period March 31, 2020	15,244
Sprint accounts, end of period March 31, 2020	11,246
Total combined accounts, end of period March 31, 2020	26,490
Adjustments
Reseller reclassification to wholesale accounts (1)	(1)
EIP reclassification from postpaid to prepaid (2)	(963)
Rate plan threshold (3)	(18)
Collection policy alignment (4)	(76)
Miscellaneous adjustments (5)	(47)
Total Adjustments	(1,105)
Adjusted beginning accounts as of April 1, 2020	25,385
(1)In connection with the closing of the Merger, we refined our definition of wholesale accounts resulting in the reclassification of certain postpaid and prepaid reseller accounts to wholesale accounts.
(2)Prepaid accounts with a customer with a device installment billing plan historically included as Sprint postpaid accounts have been reclassified to prepaid accounts to align with T-Mobile policy.
(3)Accounts with customers who have rate plans with monthly recurring charges which are considered insignificant have been excluded from our reported accounts.
(4)Certain Sprint accounts subjected to collection activity for an extended period of time have been excluded from our reported accounts to align with T-Mobile policy.
(5)Miscellaneous insignificant adjustments to align with T-Mobile policy.

29
T-Mobile US, Inc.
Pro Forma Income Statement Metrics
(Unaudited)

The following tables present certain income statement metrics on a pro forma basis as though the Merger had been completed on January 1, 2019. The unaudited pro forma income statement metrics have been prepared in accordance with Article 11 of Regulation S-X (“Article 11”) which is a different basis than the unaudited pro forma financial information included in Note 2 - Business Combinations in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020. The primary difference between the Article 11 pro forma financial information and the ASC 805 pro forma financial information prepared by us is the treatment of certain one-time transaction costs, which are removed from all periods under Article 11 but are recognized as if they had been incurred in their entirety during Q1 2019 under ASC 805. The unaudited pro forma income statement metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. For the purposes of this section, “Combined” means the summation of historically reported standalone GAAP amounts of T-Mobile and Sprint. “Pro forma adjustments” means adjustments to combined metrics to give effect to matters that are directly attributable to the Merger, factually supportable, and expected to have a continuing impact on the results of the combined company. “Pro forma” metrics are those that have been adjusted as required for the presentation of Article 11 pro forma information.

We are re-presenting the pro forma metrics for the three months ended September 30, 2019, December 31, 2019, and March 31, 2020, as previously disclosed in the Q2 2020 Investor Factbook, to support the reconciliation of our last twelve months pro forma Adjusted EBITDA calculations included in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures section of this Investor Factbook.

	Three Months Ended
(in millions)	September 30, 2019	December 31, 2019	March 31, 2020
Service revenues
Combined service revenues (1)	$13,856	$14,124	$14,065
Pro forma adjustments (2)	(946)	(916)	(868)
Pro forma service revenues	$12,910	$13,208	$13,197
Equipment revenues (including equipment rentals)
Combined equipment revenues (including equipment rentals) (1)	$4,708	$5,539	$4,569
Pro forma adjustments (2)(3)	(734)	(835)	(693)
Pro forma equipment revenues (including equipment rentals)	$3,974	$4,704	$3,876
Other revenues
Combined other revenues (1)	$292	$295	$283
Pro forma adjustments (4)	67	78	52
Pro forma other revenues	$359	$373	$335
Total Revenues
Combined total revenues (1)	$18,856	$19,958	$18,917
Pro forma adjustments	(1,613)	(1,673)	(1,509)
Pro forma total revenues	$17,243	$18,285	$17,408
Cost of services, exclusive of depreciation and amortization
Combined cost of services, exclusive of depreciation and amortization (1)	$3,508	$3,412	$3,288
Pro forma adjustments (5)	(142)	(115)	(88)
Pro forma cost of services, exclusive of depreciation and amortization	$3,366	$3,297	$3,200
Cost of equipment sales, exclusive of depreciation and amortization
Combined cost of equipment sales, exclusive of depreciation and amortization (1)	$4,063	$5,164	$3,947
Pro forma adjustments (2)(3)	(733)	(823)	(679)
Pro forma cost of equipment sales, exclusive of depreciation and amortization	$3,330	$4,341	$3,268
Selling, general and administrative
Combined selling, general and administrative (1)	$5,434	$5,701	$5,709
Pro forma adjustments (2)(3)(4)	(455)	(673)	(429)
Pro forma selling, general and administrative	$4,979	$5,028	$5,280

30
T-Mobile US, Inc.
Pro Forma Income Statement Metrics (Continued)
(Unaudited)

	Three Months Ended
(in millions)	September 30, 2019	December 31, 2019	March 31, 2020
Depreciation and amortization
Combined depreciation and amortization (1)	$3,882	$4,332	$4,061
Pro forma adjustments (5)	202	(210)	(47)
Pro forma depreciation and amortization	$4,084	$4,122	$4,014
Operating Expenses
Combined operating expenses (1)	$17,148	$18,658	$17,205
Pro forma adjustments	(1,389)	(1,870)	(1,443)
Pro forma operating expenses	$15,759	$16,788	$15,762
Operating Income
Combined operating income (1)	$1,708	$1,300	$1,712
Pro forma adjustments	(224)	197	(66)
Pro forma operating income	$1,484	$1,497	$1,646
Interest expense
Combined interest expense (1)	$(778)	$(771)	$(775)
Pro forma adjustments (6)	(64)	(69)	(60)
Pro forma interest expense	$(842)	$(840)	$(835)
Interest expense to affiliates
Combined interest expense to affiliates (1)	$(100)	$(98)	$(99)
Pro forma adjustments (6)	91	86	104
Pro forma interest expense to affiliates	$(9)	$(12)	$5
Interest income
Combined interest income (1)	$5	$7	$12
Pro forma adjustments (4)	16	18	14
Pro forma interest income	$21	$25	$26
Other income (expense), net
Combined other income (expense), net (1)	$17	$(2)	$(5)
Pro forma adjustments (4)	(16)	(18)	(14)
Pro forma other income (expense), net	$1	$(20)	$(19)

Pro forma income from continuing operations before tax	$655	$650	$823

Income tax (expense) benefit
Combined income tax (expense) benefit (1)	$(261)	$194	$273
Pro forma adjustments (7)	57	(51)	9
Pro forma income tax (expense) benefit	$(204)	$143	$282
Income from continuing operations, net of tax
Combined income from continuing operations, net of tax (1)	$591	$630	$1,118
Pro forma adjustments	(140)	163	(13)
Pro forma income from continuing operations, net of tax	$451	$793	$1,105
Income from discontinued operations, net of tax
Combined income from discontinued operations, net of tax (1)	$—	$—	$—
Pro forma adjustments (2)	393	355	357
Pro forma income from discontinued operations, net of tax	$393	$355	$357
Net income
Combined net income (1)	$591	$630	$1,118
Pro forma adjustments	253	518	344
Pro forma net income	$844	$1,148	$1,462

31
T-Mobile US, Inc.
Pro Forma Income Statement Metrics (Continued)
(Unaudited)

(1) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts. Please reference the T-Mobile Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, and March 31, 2020, the Sprint Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, and December 31, 2019, the T-Mobile Annual Report on Form 10-K for the year ended December 31, 2019 and the Current Report on Form 8-K containing Sprint financial results for the year ended March 31, 2020, filed on May 18, 2020.
(2) Significant pro forma adjustments include the removal of the activity of the Prepaid Business which is assumed to have been reclassified to discontinued operations as of January 1, 2019.
(3) Significant pro forma adjustments include adjustments to the timing and recognition of certain revenues and costs to align the historical revenue recognition policies of Sprint with the revenue recognition policies of T-Mobile.
(4) Significant pro forma adjustments include the reclassification among line items of historical Sprint activity to align with T-Mobile’s financial statement presentation.
(5) Significant pro forma adjustments include changes to depreciation and amortization from revalued and newly recognized property, equipment, and intangibles in purchase price accounting.
(6) Significant pro forma adjustments include changes to interest expense resulting from new debt issuances and modifications, as well as additional amortization expense associated with the revaluation of debt in purchase price accounting.
(7) Represents the pro forma tax impact of pro forma adjustments, which have been tax-effected at a blended rate of 26%.

Pro forma Net income is reconciled to Pro forma Adjusted EBITDA as follows:

	Three Months Ended
(in millions)	September 30, 2019	December 31, 2019	March 31, 2020
Pro forma net income	$844	$1,148	$1,462
Adjustments:
Pro forma income from discontinued operations, net of tax	(393)	(355)	(357)
Pro forma income from continuing operations, net of tax	451	793	1,105
Pro forma income tax expense (benefit)	204	(143)	(282)
Pro forma other (income) expense, net	(1)	20	19
Pro forma interest income	(21)	(25)	(26)
Pro forma interest expense to affiliates	9	12	(5)
Pro forma interest expense	842	840	835
Pro forma operating income	1,484	1,497	1,646
Pro forma depreciation and amortization	4,084	4,122	4,014
Pro forma operating income from discontinued operations (1)	531	480	482
Stock-based compensation, as adjusted (2)	117	119	124
Merger-related costs, as adjusted (3)	165	117	136
COVID-19-related costs (4)	—	—	174
Other, net (5)	24	(157)	75
Pro forma Adjusted EBITDA	$6,405	$6,178	$6,651
(1) Following the Prepaid Transaction, starting on July 1, 2020, we provide MVNO services to customers of the divested brands. We have included the operating income from discontinued operations in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that were replaced by the MVNO Agreement beginning on July 1, 2020, in order to enable management, analysts and investors to better assess the ongoing operating performance and trends.
(2) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts, adjusted for the fair value of certain Sprint share-based compensation and the acceleration of certain executive compensation related to the Merger.
(3) Represents remaining Merger-related costs other than one-time transaction costs directly attributable to the Merger, which have been adjusted out of the pro forma calculations.
(4) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts.
(5) Other, net contains the sum of historical T-Mobile adjustments to EBITDA as well as historical Sprint adjustments that are not otherwise included as a named reconciling item.

32
Definitions of Terms

Operating and financial measures are utilized by T-Mobile’s management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.
1.Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Customers generally are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance.
2.Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.
3.Customers per account - The number of postpaid customers as of the end of the period divided by the number of postpaid accounts as of the end of the period. An account may include postpaid phone, mobile broadband, and DIGITS customers.
4.Average Revenue Per Account (ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.
Service revenues - Postpaid, including handset insurance, prepaid, wholesale, and roaming and other service revenues.
5.Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile’s network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.
Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.
6.Net income margin - Margin % calculated as net income divided by service revenues.
7.Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance such as Merger-related costs. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Merger, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).
8.Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.
9.Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.
10.Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds from sales of tower sites and proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.
11.Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, short-term financing lease liabilities and financing lease liabilities, less cash and cash equivalents.

33
Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to realize the expected benefits and synergies of the Merger with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected timeframes, in part or at all; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders; costs of or difficulties in integrating Sprint's network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems; changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions; the risk that our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align policies and practices; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including the acquisition of Sprint’s prepaid wireless business by DISH (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, DT, Sprint, SoftBank and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the FCC, which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations;
the acquisition of Sprint’s prepaid wireless business by DISH (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, DT, Sprint, SoftBank and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the FCC, which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations; the ongoing commercial and transition services arrangements that we entered into with DISH in connection with such Prepaid Transaction, which we completed on July 1, 2020; the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions; our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents; competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry; breaches of our and/or our third-party vendors' networks, information technology and data security, resulting in unauthorized access to customer confidential information; the inability to implement and maintain effective cybersecurity measures over critical business systems; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the impact on our networks and business from major system and network failures; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions or account take over fraud; our inability to retain and hire key personnel; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that we may be unable to renew our spectrum leases on attractive terms or acquire new spectrum licenses or leases at reasonable costs and terms; any disruption or failure of third parties' (including key suppliers') to provide products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the U.S. Securities and Exchange Commission, may require, which could result in an impact on earnings; and interests of our significant stockholders that may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

About T-Mobile US, Inc.

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.